FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2013 THIRD QUARTER RESULTS

Raises 2013 and 2014 Guidance

New York, New York, November 6, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2013.

Third Quarter 2013 Compared to Third Quarter 2012:

•	Net sales of ongoing brands (excluding Burberry brand sales) increased 45.0% to $126.8 million from $87.2 million;
•	Net sales including Burberry brand sales were down 23.8% to $126.8 million, compared to $166.3 million; at comparable foreign currency exchange rates, net sales declined 23.9%;
•	European-based operations generated sales of ongoing brands of $98.1 million, up 41.2% from $69.5 million; including Burberry brand sales, European-based sales were down 34.0%;
•	Sales by U.S.-based operations were $28.7 million, up 62.3% from $17.7 million;
•	Gross margin was 55.2% of net sales compared to 60.8%;
•	S, G & A expense as a percentage of net sales was 43.7% compared to 47.5%;
•	Operating margin was 11.6% of net sales compared to 13.3% of net sales;
•	Net income attributable to Inter Parfums, Inc. was $7.9 million compared to $10.0 million; and,
•	Diluted earnings per share attributable to Inter Parfums, Inc. were $0.25 compared to $0.33.

Regarding European-based operations, Jean Madar, Chairman & CEO of Inter Parfums commented, “Our ongoing brands, especially our three largest, Montblanc, Jimmy Choo and Lanvin, produced another quarter of very strong growth. Montblanc Legend fragrances lead Montblanc to a 57% increase in brand sales, while Flash, a women’s fragrance launched early in the year, coupled with ongoing demand for its signature scent, drove sales growth of 56% for Jimmy Choo fragrances. Lanvin sales rose 11% due to the staying power of Eclat d’Arpège, sustained demand of Jeanne Lanvin, and the successful spring launch of Lanvin Me. Adding to the impressive growth of our European business were the recent launches of the Repetto signature scent, as well as Place Vendôme from Boucheron, both of which exceeded our expectations and were meaningful contributors to our performance during the third quarter.”

Discussing U.S.-based operations, Mr. Madar noted, “As we reported last month, Anna Sui sales were boosted by the rollout of La Vie de Bohème this past summer and continuing brand sales which were especially strong in Asia. Sales of Alfred Dunhill legacy fragrances, which commenced in April 2013, as well as initial sales of Agent Provocateur legacy scents beginning in August also contributed to comparable quarter sales growth. In addition, we brought new fragrances for our specialty retail brands to market: Banana Republic’s Wildbloom Rouge and Wildblue Noir and bebe Nouveau.”

Mr. Madar continued, “Our new product pipeline for 2014 points to one of our most ambitious launch years ever, with new scents in the works for Oscar de la Renta, Alfred Dunhill, Agent Provocateur, Karl Lagerfeld and Shanghai Tang; all of these new licensed brands were added over the past 13 months. We are also unveiling new fragrances for the Montblanc, Balmain, S.T. Dupont, Banana Republic and Brooks Brothers brands. Add to this our expansion initiatives in Asia, a full year of sales of legacy scents for Oscar de la Renta, Agent Provocateur and Alfred Dunhill, our continued search for additional brands, and our very strong balance sheet, and our future looks promising.”

Inter Parfums, Inc. News Release November 6, 2013	Page 2

Russell Greenberg, Executive Vice President & Chief Financial Officer pointed out, “The decline in gross margin was the result of the discontinuance of Burberry product sales in the third quarter. Similarly, the decline in S, G & A expense as a percent of net sales was due to the absence of promotion and advertising costs associated with Burberry product sales, together with lower royalty expense and lower service fees as compared to the prior year third quarter. The $1.1 million favorable change in ‘other income’ was the result of a gain on foreign currency as compared to a loss in last year’s third quarter, plus a significant increase in interest income in the current period.”

Mr. Greenberg continued, “We generated cash flows from operating activities of $21.5 million for the nine months ended September 30, 2013. This cash flow further enhanced our already strong balance sheet, which had $418 million in working capital, including approximately $288 million in cash, cash equivalents and short-term investments, and no long-term debt as of the end of the third quarter.”

Raises 2013/2014 Guidance

Regarding the Company’s financial outlook for 2013, Mr. Greenberg commented, “In September when we last raised guidance to approximately $540 million in net sales, and $1.18 per diluted share in net income attributable to Inter Parfums, Inc., we also noted that during the fourth quarter, we would be making significant investments in advertising and promotion to support the new product launches for Repetto and Boucheron, and the continued worldwide development of the Lanvin, Jimmy Choo and Montblanc brands. With that said, our results year-to-date have been quite a bit better than we had anticipated. As a result, we are raising our 2013 guidance for net sales to approximately $560 million and net income attributable to Inter Parfums, Inc. to approximately $1.23 per diluted share.”

Mr. Greenberg concluded, “We are also updating the preliminary 2014 guidance that we gave in September to reflect our recently signed agreement with Oscar de la Renta, and the greater visibility that we have gained during the last two months. We now expect net sales of approximately $495 million, which represents 15% growth in sales of our ongoing brands. Our revised expectations for net income attributable to Inter Parfums, Inc. are in the range of $0.93 to $0.98 per diluted share. Our previous forecast for 2014 net sales was $475 million resulting in net income attributable to Inter Parfums, Inc. of $0.90 to $0.95 per diluted share.” Guidance for both 2013 and 2014 assumes the dollar remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.12 per share will be paid on January 15, 2014 to shareholders of record on December 31, 2013.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Thursday, November 7, 2013. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. News Release November 6, 2013	Page 3

In the 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release constitutes important supplemental measures of operating performance, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release November 6, 2013	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$126,753	$166,264	$458,048	$477,187

Cost of sales	56,746	65,146	189,791	181,535

Gross margin	70,007	101,118	268,257	295,652

Selling, general and administrative expenses	55,360	79,039	178,735	229,190

Income from operations	14,647	22,079	89,522	66,462

Other expenses (income):
Interest expense	354	391	1,228	1,195
Loss on foreign currency	176	1,405	1,158	2,584
Interest income	(1,218)	(52)	(3,472)	(887)

	(688)	1,744	(1,086)	2,892

Income before income taxes	15,335	20,335	90,608	63,570

Income taxes	5,432	7,158	33,242	22,658

Net income	9,903	13,177	57,366	40,912

Less: Net income attributable to the noncontrolling interest	2,049	3,159	14,001	9,389

Net income attributable to Inter Parfums, Inc.	$7,854	$10,018	$43,365	$31,523

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.26	$0.33	$1.41	$1.03
Diluted	$0.25	$0.33	$1.40	$1.03

Weighted average number of shares outstanding:
Basic	30,796	30,570	30,743	30,561
Diluted	30,986	30,717	30,928	30,697

Dividends declared per share	$0.12	$0.08	$0.36	$0.24

Inter Parfums, Inc. News Release November 6, 2013	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$137,153	$307,335
Short-term investments	150,486	--
Accounts receivable, net	116,465	149,340
Inventories	110,484	142,614
Receivables, other	2,115	2,534
Other current assets	4,495	5,897
Income tax receivable	243	1,968
Deferred tax assets	8,395	13,132

Total current assets	529,836	622,820

Equipment and leasehold improvements, net	10,094	12,289

Goodwill	973	954

Trademarks, licenses and other intangible assets, net	112,477	113,041

Other assets	11,475	10,816

Total assets	$664,855	$759,920

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$265	$27,776
Accounts payable, trade	48,844	73,113
Accrued expenses	51,455	68,768
Income taxes payable	7,598	84,030
Dividends payable	3,695	2,453

Total current liabilities	111,857	256,140

Deferred tax liability	3,505	3,799

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares;outstanding 30,797,014 and 30,680,634 shares at September 30, 2013 and December 31, 2012, respectively	31	31
Additional paid-in capital	56,365	54,679
Retained earnings	382,087	349,672
Accumulated other comprehensive income	19,347	12,498
Treasury stock, at cost, 9,976,524 common shares at September 30, 2013 and December 31, 2012	(35,404)	(35,404)

Total Inter Parfums, Inc. shareholders’ equity	422,426	381,476

Noncontrolling interest	127,067	118,505

Total equity	549,493	499,981

Total liabilities and equity	$664,855	$759,920